Exhibit 99.1

[MGI PHARMA LOGO]

NEWS RELEASE	CONTACTS:

	INVESTORS	MEDIA
For Release On	Jennifer Davis	Dave Melin
October 13, 2004 at 4:02 pm ET	212-697-1976	952-346-4749
	IR@mgipharma.com	media@mgipharma.com

MGI PHARMA REPORTS THIRD QUARTER FINANCIAL RESULTS

—Sales of Aloxi® injection total $47.6 million for the third quarter—

—Aloxi® injection sales guidance increased for FY2004—

—Dacogen™, ZYCOS, and Aesgen transactions completed—

MINNEAPOLIS, October 13, 2004 — MGI PHARMA, INC. (Nasdaq: MOGN) today announced that total revenue for the third quarter of 2004 was $55.5 million, including Aloxi® (palonosetron hydrochloride) injection sales of $47.6 million. Net loss for the third quarter, including $83.1 million of acquired in-process research and development expenses and $16.7 million of initial Dacogen™ license expense, was $89.3 million or $1.26 per share. At September 30, 2004, MGI PHARMA’s cash and marketable debt investments totaled $282.0 million.

Third Quarter Results

Sales increased to $54.9 million in the third quarter of 2004 from $14.1 million in the third quarter of 2003. During the third quarter of 2004, U.S. sales of Aloxi injection totaled $47.6 million and sales of Salagen® Tablets (pilocarpine hydrochloride) were $6.2 million, compared to $4.9 million and $8.3 million in the third quarter of 2003, respectively. Licensing revenue for the third quarter of 2004 was $0.6 million, compared to $7.1 million for the third quarter of 2003, which included $6.8 million of deferred revenue related to termination of the Dainippon license agreement. Total revenues for the third quarter of 2004 were $55.5 million compared to $21.2 million in the third quarter of 2003.

Total costs and expenses increased to $144.5 million in the third quarter of 2004 from $32.8 million in the third quarter of 2003. Selling, general and administrative expenses of $20.3 million for the third quarter of 2004 were higher than the same period in 2003 due to costs associated with the promotion of Aloxi injection. Research and development expenses in the third quarter of 2004 increased to $23.0 million from $15.2 million in the third quarter of 2003. This increase is primarily due to $16.7 million of initial Dacogen license expense while the 2003 third quarter included $11.0 million of Aloxi injection license milestone expense. Acquired in-process research and development for the third quarter of 2004 is estimated at $83.1 million due to the closing of the ZYCOS, Inc. and Aesgen, Inc. acquisitions. Acquired in-process research and development expense is based on preliminary purchase price allocations and is subject to adjustments in subsequent quarters based upon finalization of valuations. The Company reported a net loss of $89.3 million, or $1.26 per share, in the 2004 third quarter compared to a net loss of $11.4 million, or $0.20 per share, in the 2003 third quarter.

“The third quarter was marked by strong growth in sales of Aloxi injection in addition to significant success in our business development and licensing activities,” said Lonnie Moulder, president and chief executive officer. “We are focused on the continued expansion of the Aloxi franchise and we plan to initiate phase 3 studies of Dacogen, ZYC101a, and Saforis™ in early 2005, which will provide the foundation for the future growth of MGI PHARMA.”

Year-to-Date Results

For the first nine months of 2004, total revenues increased to $130.4 million, including Aloxi injection sales of $103.3 million, compared to total revenues of $37.8 million in the first nine months of 2003. Selling, general and administrative expenses of $54.4 million for the first nine months of 2004 increased from $34.7 million in the same period in 2003 due to costs associated with the promotion of Aloxi injection. Research and development expenses in the first nine months of 2004 increased to $36.0 million from $22.9 million in the first nine months of 2003, primarily due to closing of our licensing agreement for Dacogen and our acquisitions of ZYCOS and Aesgen. For the nine months ended September 30, 2004, MGI PHARMA’s net loss, including $83.1 million of acquired in-process research and development, was $83.9 million, or $1.20 per share, compared to a net loss of $25.0 million, or $0.47 per share for the nine months ended September 30, 2003.

Summary of Third Quarter Highlights

Aloxi® Injection

•	Approximately 800,000 Aloxi injection patient doses have been administered since its commercial launch in mid-September of 2003.

•	MGI PHARMA launched the “Yes to Control” program to educate patients and caregivers about chemotherapy-induced nausea and vomiting and the benefits of Aloxi injection. For more information, visit www.YesCTRL.com.

Business Development Activities

•	During the third quarter, MGI PHARMA and Alpharma, Inc. entered into a promotion agreement for KADIAN® (morphine sulfate sustained release capsules). MGI PHARMA began marketing KADIAN to oncology health care professionals for moderate to severe cancer pain in mid-September.

•	On September 1, MGI PHARMA announced that it licensed exclusive worldwide rights to the development, manufacture, commercialization and distribution of Dacogen from SuperGen. A Marketing Authorization Application (MAA) for Dacogen was submitted to the European Agency for the Evaluation of Medicinal Products (EMEA) on October 1, 2004.

•	MGI PHARMA further expanded its product development pipeline through the acquisitions of Aesgen, Inc. and ZYCOS, Inc. during the third quarter. Phase 3 pivotal trials of both Saforis for oral mucositis and ZYC101a for cervical dysplasia are planned to begin in early 2005.

Other Highlights

•	Eric Loukas, Esq. joined MGI PHARMA as vice president, general counsel and corporate secretary.

Financial Guidance

This section provides forward-looking information about MGI PHARMA’s updated financial outlook for 2004 for our current operations. The disclosure notice paragraph regarding forward-looking statements at the end of this news release is especially applicable to this section.

For the year ending December 31, 2004, we currently expect:

•	Aloxi injection product sales to be $150 to $155 million and all other product sales to be approximately $30 million;

•	Licensing revenue to total approximately $3 million;

•	Cost of product sales as a percent of sales for currently marketed products to be approximately 32 percent;

•	Selling, general and administrative expenses to be approximately $73 million;

•	R&D expense to be approximately $59 million, inclusive of $32 million in anticipated and paid license milestones associated with current product candidates and expenses incurred as a result of the Dacogen agreement;

•	Acquired in-process R&D expenses of approximately $83.1 million; and

•	Pre-tax loss of approximately $88 million.

For the year ending December 31, 2005, we continue to expect:

•	Total revenues of approximately $280 million;

•	Total operating expenses of approximately $205 million; and

•	EBIT of approximately $75 million.

Conference Call & Webcast Information

MGI PHARMA will broadcast its quarterly investor conference call live over the Internet today, Wednesday, October 13, 2004 at 5:00 p.m. Eastern Time. The Company’s executive management team will review 2004 third quarter financial results, discuss operations, and provide guidance on MGI PHARMA’s business outlook. All interested parties are welcome to access the webcast via the Company’s Web site at www.mgipharma.com. The audio webcast will be archived on the Company’s Web site for a limited period of time.

About MGI PHARMA

MGI PHARMA, INC. is an oncology-focused biopharmaceutical company that acquires, develops and commercializes proprietary products that address the unmet needs of patients. MGI PHARMA has a portfolio of proprietary pharmaceuticals, and intends to become a leader in oncology. MGI PHARMA markets Aloxi® (palonosetron hydrochloride) injection, KADIAN® (sustained release morphine sulfate capsules), Salagen® Tablets (pilocarpine hydrochloride) and Hexalen® (altretamine) capsules in the United States. The Company directly markets its products in the U.S. and collaborates with partners in international markets. For more information about MGI PHARMA, please visit www.mgipharma.com.

KADIAN® is a registered trademark of Alpharma, Inc.

This news release contains certain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as “believes,” “ expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. These forward-looking statements are not guarantees of MGI PHARMA’s future performance and involve a number of risks and uncertainties that may cause actual results to differ materially from the results discussed in these statements. Factors that might cause the Company’s results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the ability of MGI PHARMA’s product candidates to be proven safe and effective in humans, to receive marketing authorization from regulatory authorities, and to ultimately compete successfully with other therapies; continued sales of MGI PHARMA’s marketed products; development or acquisition of additional products; reliance on contract manufacturing; changes in strategic alliances; continued access to capital; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission including its most recently filed Form 10-Q or 10-K. MGI PHARMA undertakes no duty to update any of these forward-looking statements to conform them to actual results.

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MGI PHARMA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS—UNAUDITED

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues:
Sales	$54,905,028	$14,092,005	$127,600,556	$28,763,992
Licensing	644,650	7,109,045	2,757,093	9,065,641

	55,549,678	21,201,050	130,357,649	37,829,633

Costs and Expenses:
Cost of sales	18,209,841	3,032,146	39,976,480	5,347,424
Selling, general and administrative	20,275,737	14,545,515	54,423,574	34,747,146
Research and development	22,952,509	15,223,561	36,001,009	22,855,816
Acquired in-process research and development	83,094,066	0	83,094,066	0

	144,532,153	32,801,221	213,495,129	62,950,386

Loss from operations	(88,982,475)	(11,600,171)	(83,137,480)	(25,120,753)
Interest income	1,761,171	429,192	3,951,835	848,416
Interest expense	(1,754,019)	(249,390)	(4,233,338)	(748,172)

Loss before taxes	(88,975,323)	(11,420,369)	(83,418,983)	(25,020,509)
Provision for income taxes	(310,000)	0	(460,000)	0

Net Loss	($89,285,323)	($11,420,369)	($83,878,983)	($25,020,509)

Net loss per common share
Basic	($1.26)	($0.20)	($1.20)	($0.47)
Diluted	($1.26)	($0.20)	($1.20)	($0.47)
Weighted average number of common shares outstanding
Basic	70,689,093	57,374,528	69,722,866	52,976,546
Diluted	70,689,093	57,374,528	69,722,866	52,976,546

Consolidated Balance Sheets Data

(unaudited)

	September 30, 2004	December 31, 2003
Cash and marketable debt securities	$248,614,527	$177,753,253
Total assets	$434,626,318	$204,558,198
Total stockholders’ equity	$110,608,620	$156,610,162

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